                                                                    EXHIBIT 10.2




THIS AGREEMENT is made the 3rd day of April, 1997 between PROTEUS MOLECULAR DESIGN LIMITED having their registered office at House, Lyme Green Business Park, Macclesfield, Cheshire, SK11 OJL, England (hereinafter called "Proteus") of the First Part, ENFER TECHNOLOGY LIMITED whose registered office is at Castleblake, Rosegreen, Cashel, Co. Tipperary (hereinafter called "Enfer") of the Second Part and ENFER SCIENTIFIC LIMITED whose registered office is at Castleblake, Rosegreen, Cashel, Co. Tipperary (hereinafter called "Enfer Scientific") of the Third Part.

WHEREAS Proteus has agreed to grant to Enfer an exclusive licence to use the Technology (as hereinafter defined) for the purpose of diagnostic testing of BSE in cattle in the Territory (as hereinafter defined) within the Field of Use.

IT IS HEREBY AGREED as follows:

1.       Definitions:

         1.1 In this Agreement the following words and expressions shall have the following meanings:

               1.1.1 "EU Country" means each or any of the countries comprised in the European Union at the date of this Agreement and Switzerland provided that for the purpose of this Agreement Benelux (Belgium, The Netherlands and Luxembourg) shall be regarded as one country.

               1.1.2 "Field of Use" means the carrying out of post-mortem diagnostic tests for bovine spongiform encephalopathy by means of any diagnostic test.

               1.1.3 "Know-how" means the know-how and technical information at the disposal of Proteus which is secret and substantial and which are identified in protocols validated by Proteus (and attached hereto as Annex 1) or which are identified in any other appropriate form and which allow the invention claimed in the Patents to be used within the Field of Use.

               1.1.4 "Net Sales Value" means the price as invoiced in the Territory less VAT (or any equivalent sales tax), returns, rebates and normal trade discounts actually granted in respect of all diagnostic tests within the Field of Use using all or part of the Technology carried out by Enfer and/or its sub-licensees and means in relation to any such tests carried out otherwise than in an arm's length transaction exclusively for money the fair market price (if higher) in the relevant country in which the test is carried out less VAT (or any equivalent sales tax), returns, rebates and normal trade discounts actually granted Provided always "Net Sales Value" means nil value in relation to any tests carried out by Enfer and/or its sub-licensees for bona fide development or bona fide provision of free samples to the intent however that Enfer shall not offer such tests in conjunction with any other product or service provided by Enfer to the detriment of Proteus.






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               1.1.5  "Patents" means any patents which may be granted in the
                      Territory as a result of international patent application No. PCT/GB/92/02246 and the national and regional applications derived therefrom namely:

               Country/Region       Application     Date of           Status
                                    Number          Application

               USA                  244701          3/12/92           under examination

               Canada               2124953         3/12/92           no action to date

               Japan                5-509594        3/12/92           no action to date

               Australia            30892/92        3/12/92           proceeding to acceptance

               Europe (EPO)         92924777.3      3/12/92           under examination

               New Zealand          246059          3/12/92           granted

                      South African patent application 92/9392 (granted) including any extension of any such patent including any protection under an SPC.

               1.1.6 "Previous Agreement" means the Technology Transfer Agreement dated the 1st May, 1996, made between Proteus of the One Part and Enfer Scientific of the Other Part.

               1.1.7 "SPC" means in relation to any product using all or part of the Technology all Supplementary Protection Certificates for medicinal products and their equivalents provided under Council Regulation (EEC) No. 1768/92 of 18th June, 1992, or analogous extensions of patent/product protection in any jurisdiction.

               1.1.8  "Technology" means the Patents together with the Know-How.

               1.1.9  "Term" means a period of 10 years from the date hereof.

               1.1.10 "The Territory" means any country in the World.

               1.1.11 "Year" means each calendar year commencing on the date of this Agreement and each subsequent calendar year commencing on an anniversary of the date of this Agreement.

2.       New Agreement:

               The parties hereto acknowledge that this agreement shall supercede the Previous Agreement which Previous Agreement shall henceforth be of no effect save for the provisions relating to confidentiality set out in clause 7 of the Previous






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               Agreement the provisions of which shall remain in full force and effect save as may be varied by this agreement.

3.       Grant of Licence:

         3.1 Proteus hereby, for the consideration hereinafter provided, grants to Enfer a full exclusive licence and authority for the Term in the Territory to:

               3.1.1 use the technology (or any part thereof) in the Territory within the Field of Use; and

               3.1.2 grant sub-licences to third parties to use, within the Field of Use, the Technology (or any part thereof) within the Territory, providing that such sub-licences do not contain any terms which are less favourable to Proteus as those contained in this Agreement and provided that Enfer will notify Proteus of the appointment of any sub-licensee within fourteen days of any appointment supplying full details of such sub-licence;

               which use, without limiting the generality of the foregoing, shall include use for the production or provision of goods or services.

         3.2 Proteus shall at the request and cost of Enfer execute any further document which may be necessary to give effect to this Agreement in the Territory.

4.       Obligations of Parties:

         4.1 Enfer shall not use the Technology for any other purpose than the Field of Use.

         4.2 Enfer shall not use the Technology, in any Country within the Territory, in respect of which this Agreement has terminated or expired provided that it may utilize the invention claimed in the Patents once the Patents have expired in such Country and it may utilize the know-how once the know-how is no longer secret other than if the Know-How is no longer secret by virtue of a breach by Enfer of its obligations under Clause 7 or once the obligation provided for in Clause 7.1 have ceased.

         4.3 Proteus shall not, during the Term, licence or make available, directly or indirectly, the Technology for use within the Field of Use, to any other person resident or carrying on business in any Country within the Territory and shall not during the said Term exploit, either directly or indirectly, the Technology for use within the Field of Use for any such Country, unless Enfer has been requested by Proteus to do so and Enfer is unable or unwilling to do so itself.






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5.       Payments:

         Payments to Proteus shall be as follows:

         5.1 Enfer has paid to Proteus prior to the date hereof the sum of Pound Sterling 28,000 Stg. (twenty eight thousand pounds sterling).

         5.2 Payment of royalties shall be in sterling and shall be 12.5% of the Net Sales Value in the Territory.

         5.3 After the end of the second year of the Term, the aggregate amount of the royalties paid by Enfer under this agreement for any year shall not be less than Pound Sterling 65,000 (sixty five thousand pounds).

         5.4 Royalties shall be paid within 30 days of the end of each calendar quarter to which they relate.

         5.5 All royalties or other sums payable under this Agreement are exclusive of value added tax or other applicable taxes or duties, for which Enfer shall be additionally liable, and shall be paid in pounds sterling in cleared funds to such bank account or in such manner as Proteus may specify from time to time, without any set-off, deduction or withholding except any tax which Enfer is required by law to deduct or withhold, and if Enfer is required by law to make any such tax deduction or withholding, Enfer shall do all things in its power which may be necessary to enable or assist Proteus to claim exemption for or (if that is not possible) a credit for the deduction or withholding under any applicable double taxation or similar agreement from time to time in force, and shall from time to time give Proteus proper evidence as to the deduction or withholding of any payment or of the tax deducted or withheld.

6.       Accounts:

         6.1 Enfer shall keep (and/or procure that its sub-licensees keep) true and accurate accounts and records in sufficient detail to enable the amount of all royalties or other sums payable under this Agreement to be determined.

         6.2 Enfer shall submit to Proteus within 14 days of the end of each quarter a statement setting forth with respect to the operations of Enfer hereunder during that period the Net Sales Value.

         6.3 Enfer shall upon Proteus giving reasonable notice allow Proteus or its auditors (or procure that Proteus or its auditors is allowed) to inspect those accounts and records referred to in clauses 5.1 and 5.2 and to the extent that they relate to the calculation of royalties or other sums to take copies of them.

         6.4 If, following any inspection pursuant to clause 5.3 Proteus' auditors certify to Proteus that the amount of the royalties paid in respect of any period fall short of the amount of the royalties which were properly payable in respect of the period






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               then, Enfer shall within 7 days of being served with a copy of the certificate pay the shortfall plus interest thereon at the rate of 4% above the base rate from time to time of National Westminster Bank plc to Proteus. In the event that the shortfall is greater than 5% of the amount actually paid for that period then Enfer shall also pay to Proteus the reasonable costs and expenses of Proteus in making the inspection.

7.       Information and Improvements:

         7.1 Proteus shall disclose to Enfer all information at its disposal relating to the Technology in relation to the Field of Use and allow Enfer to use such information for the purpose of exercising its rights under this Agreement.

         7.2 Any improvements made to the Technology by Proteus (which are owned by Proteus and not subject to a duty of confidentiality in favour of a third party) which could be of use to Enfer within the Field of Use shall forthwith be disclosed to Enfer and deemed to be included within the subject matter of the licence to Enfer contained in clause 2 to the intent that Proteus shall grant to Enfer, for the consideration already provided, an exclusive licence to make use of such improvements in accordance with the terms of this Agreement.

         7.3 Enfer will supply Proteus with the results of field studies carried out in respect of the use of Enfer's BSE assay in tests undertaken in or on bovine carcasses including the results of the study that has been completed by Enfer and validated by the Veterinary Research Laboratory at Abbotstown, Ireland, which information Proteus shall treat as secret and which Proteus shall not use or exploit, PROVIDED HOWEVER that Proteus shall not be entitled to be supplied by Enfer with any information about the test protocols or methodology involved in such BSE tests.

         7.4 Subject to clause 7.3 any improvements made to the Technology by Enfer within the Field of Use shall forthwith be disclosed to Proteus but Proteus shall have no right to use or exploit such improvements.

8.       Confidentiality:

         8.1 Subject to the provisions of Clause 7.2 hereof, Enfer shall not at any time during the Term, or within fifteen years from the date of termination of the Agreement disclose to any other person any Know-How or confidential information (whether it is marked as such or not), disclosed to it by Proteus under or pursuant to this Agreement, or use any Know-How or Patents, for any purpose except as contemplated by this Agreement and in accordance therewith and all Know-How and confidential information shall be kept confidential by Enfer.

         8.2   (i)    Enfer shall cease to be under the obligations provided in
                      Clause 7.1 in respect of any Know-How or item of confidential information (which has been disclosed to Enfer since the 1st May 1996 or is disclosed to Enfer under or pursuant to this Agreement) in the event that:






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

                      (a) Enfer can prove by documentary evidence produced to Proteus within 28 days of disclosure that such Know-How or confidential information is no longer secret or substantial;

                      (b) any item of Know-How or confidential information provided by Proteus under or pursuant to the Agreement is or has become generally available to the public in printed publications and general circulation through no act, omission or default on the part of Enfer or Enfer's agents, consultants, sub-contractors, sub-licensees or employees;

                      (c) Enfer has obtained any item of Know-How or confidential information by way of a disclosure, without any obligations of confidence, to Enfer by a third party who has not derived it directly or indirectly from Proteus.

               (ii) Any obligation on Enfer in relation to any particular Patent shall cease on expiration of the said Patent.

         8.3 Information shall not be regarded as being generally available to the public for the purposes of clause 7.2(c) if, despite the individual parts of the information being generally available, the precise configuration of its constituent components are not generally available.

9.       Patents:

         9.1 Proteus shall bear all costs of obtaining, maintaining and renewing the Patents.

         9.2 Proteus warrants that it has full power to enter into this Agreement and that it has not granted any licences to use the Technology in the Territory within the Field of Use.

10.      Extension to Agreement:

         10.1 Proteus grants Enfer the option exercisable by three months notice in writing at any time during the ninth year of the Term such notice to expire no later than the expiry of the ninth year to renew this Agreement for a further term of five years commencing at the expiry of the Term Provided that at the time such notice is given Enfer has paid all royalties up to date and has substantially performed its obligations hereunder.

         10.2 In the event that this Agreement is renewed under clause 9.1 then the Agreement shall be on the same terms and conditions as this Agreement except for the option to renew contained in this clause 9.






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11.      Termination:

         11.1 Either party may forthwith terminate this Agreement by giving written notice to the other if the other party commits any breach of this Agreement and, if the breach is capable of remedy, fails to remedy it within 30 days after being given written notice containing particuluars of the breach and requiring it to be remedied.

         11.2 Proteus may forthwith terminate this Agreement by giving written notice to Enfer in the event that:

               11.2.1 any royalties or other sums payable by Enfer under this
                      Agreement have not been paid by the due date for payment and 30 days written notice has been given to Enfer; or

               11.2.2 an incumbrancer takes possession or a receiver is
                      appointed over all or a substantial part of the property or assets of Enfer; or

               11.2.3 Enfer becomes subject to an administration order, makes any voluntary arrangement with its creditors, goes into liquidation or ceases or threaten not to carry on business; or

               11.2.4 anything analogous to the events described in clauses
                      10.2.2 and 10.2.3 above happens to Enfer in any jurisdiction.

         11.3 In the event that Proteus has the right to terminate this Agreement it may, at its option, terminate this Agreement in relation to specific Countries within the Territory and in this event this Agreement shall continue in full force and effect in relation to the remaining Countries in the Territory.

         11.4 The rights given by clause 10.1 and 10.2 to terminate this Agreement shall not prejudice any other right or remedy of either party in respect of any breach of this Agreement.

12.      Miscellaneous:

               12.1 Each party agrees that it will be liable for the acts or omissions of its subsidiaries, sub-licensees, sub-contractors, agents and employees as if they were its own acts or omissions under this Agreement.

         12.2 This Agreement contains the entire Agreement between the parties with respect to its subject matter and may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

         12.3 Each party acknowledges that, in entering into this agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law.






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         12.4  All payments and other obligations under this Agreement shall be made and/or discharged without any right of set-off, counterclaim, withholding or deduction other than as required by law.

         12.5 Enfer shall indemnify Proteus against any loss, damages, costs or expenses which are awarded against or incurred by Proteus as a result of any claim or threatened claim concerning the use by Enfer of the Technology, or any defect in or otherwise in connection with the Field of Use or the use of any part or all of the Technology provided however that Enfer shall not be liable to Proteus for any claims arising out of the negligence or breach of duty of Proteus.

         12.6 Each party shall not be liable to the other party for any damage or loss to the extent that the other party is compensated under any policy of insurance.

         12.7 In the event that Enfer fails to pay any monies due to Proteus under this Agreement by the due date then Enfer will pay to Proteus interest on such sum at the rate of 4% above the base rate from time to time of the National Westminster Bank plc until payment in full. Any monies received shall be applied first towards discharging interest and secondly towards discharging the principal monies owed.

         12.8 This Agreement shall be governed by the Laws of England and the parties hereby agree that the Courts of Law in England shall have non-exclusive jurisdiction to entertain any action in respect hereof.

         12.9 Any notice required or permitted to be given under this Agreement by either party to the other shall be in writing and shall be served by sending the same by registered or recorded delivery post to the address of the other party as given herein or to such other address as that party may have previously notified the party giving notice as its address for such service.

         12.10 Either party may notify this Agreement to the European Commission under Article 85 of the Treaty of Rome and/or to the relevant competition authority in any Country within the Territory as required by law. If either party elects to notify this Agreement as aforesaid, the other party shall give all reasonable assistance that may be required in order to complete the notification including, without limitation, preparation of all responses to queries raised by the European Commission or such competition authority as the case may be. Each party shall bear their own costs incurred in connection with such notifications and each party agrees to any modification to the Agreement required by the European Commission, to ensure compatibility with
               Article 85, and further agrees to modify the Agreement in relation solely to any Country within the Territory to the extent








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               necessary to make the Agreement compatible with the competition laws of such Country.

IN WITNESS whereof the parties have entered into this Agreement the day and year first above written.



Signed for and on behalf of Proteus Molecular
Design Limited in the presence of:                ______________________________
                                                              Director



Signed for and on behalf of Enfer Technology
Limited in the presence of:                       ______________________________
                                                              Director



Signed for and on behalf of Enfer Scientific
Limited in the presence of:                       ______________________________
                                                              Director


















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


                                        Dated the 3rd day of April 1997



                                        PROTEUS MOLECULAR DESIGN LIMITED

                                                              FIRST PART


                                        ENFER TECHNOLOGY LIMITED

                                                             SECOND PART


                                        ENFER SCIENTIFIC LIMITED

                                                              THIRD PART






                          TECHNOLOGY TRANSFER AGREEMENT


















                           Anthony Carroll & Co.,
                           Solicitors,
                           Carlton House,
                           Fermoy,
                           Co. Cork.

                                                                                                                     [LOGO]

                                  PCT               WORLD INTELLECTUAL PROPERTY ORGANIZATION
                                                               International Bureau

                               INTERNATIONAL APPLICATION PUBLISHED UNDER THE PATENT COOPERATION TREATY (PCT)
-----------------------------------------------------------------------------------------------------------------------------------
(51) INTERNATIONAL PATENT CLASSIFICATION 5:                       (11) INTERNATIONAL PUBLICATION NUMBER:               WO 93/11155
     C07K 7/06, 7/08, 7/10
     C07K 15/00, A61K 37/02, 39/00                          A1
     G01N 33/68                                                   (43) INTERNATIONAL PUBLICATION DATE:     10 June 1993 (10.06.93)
-----------------------------------------------------------------------------------------------------------------------------------

(21) INTERNATIONAL APPLICATION NUMBER:            PCT/GB92/02246      (74) AGENT:  FRANK B. DEHN & CO.; Imperial House, 15-19
                                                                             Kingsway, London WC2B 6UZ (GB)


(22) INTERNATIONAL FILING DATE                     3 December 1992    (81) DESIGNATED STATES:  AU, BG, BR, CA, Fl, HU, JP. MN, NO,
                                                     (03.12.92)              NZ, R_, RU, UA, US, European patent (AT, BE, CH, DE,
                                                                             DR, ES, FR, GB, GR, IE, IT, LU, MC, NL, PT, SE).

(30) PRIORITY DATA:
       9125747.7                     3 December 1991 (03.12.91)  GB   PUBLISHED
       9214663.8                    10 July 1992 (10.07.92)      GB         With international search report.
                                                                            Before the expiration of the time limit for amending
                                                                            the claims and to be republished in the event of the
                                                                            receipt of amendments.

(71)   APPLICANT (for all designated States except US): PROTEUS
       MOLECULAR DESIGN LIMITED [GB/GB]; Proteus House, 48
       Stockport Road, Marple, Cheshire SK6 6AB (GB)

(72)   INVENTORS; AND
(75)   INVENTORS/APPLICAMS (for US only): FISHLEIGH, Robert, Vincent [GB/GB];
       Bradley Smith Cottage, Gurnett, Macclesfield, Cheshire SK11 0HD (GB).
       ROBSON, Barry [GB/GB]; The Old Bakery, 22A Town Street, Marple Bridge,
       Cheshire SK6 5AA (GB). MEE, Roger, Paul [GB/GB]; 4 Park Gate Avenue,
       Withington, Manchester M20 9DZ (GB).

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(54) TITLE:  FRAGMENTS OF PRION PROTEINS


(57) ABSTRACT

     Synthetic polypeptides having at least one antigenic site of a prion protein are disclosed together with methods for their use and manufacture and antibodies raised against such polypeptides. Diagnostic kits using the polypeptides and/or antibodies are also disclosed.



                                     ANNEX I
                                    OF ENFER
                                    Agreement

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